Exhibit 99.1
Axonics® Names Michael H. Carrel as Chairman of its Board of Directors

IRVINE, Calif – April 29, 2020 – Axonics Modulation Technologies, Inc. (NASDAQ: AXNX), a medical technology company that has developed and is commercializing novel implantable Sacral Neuromodulation (“SNM”) devices for the treatment of urinary and bowel dysfunction, announced today the appointment of Michael H. Carrel as chairman of the Axonics board of directors. Concurrent with this appointment, Raphael Wisniewski, who has served as chairman of Axonics since the Company’s inception in late 2013, is retiring and will not stand for re-election at the 2020 annual meeting of stockholders.
Mr. Carrel has been a member of the board of directors of Axonics since February 2019. He currently serves as president, chief executive officer and board member of AtriCure, Inc. (NASDAQ: ARTC) and has been in this role for over seven years. AtriCure develops and markets medical devices for the treatment of atrial fibrillation and related conditions. Under Mr. Carrel’s leadership, AtriCure’s revenue was $231 million in 2019, up from $72 million in 2012. Mr. Carrel’s 25-year career includes successful leadership roles in global organizations in the healthcare and technology industries.
Raymond W. Cohen, CEO of Axonics commented, “On behalf of all Axonics stakeholders, I would like to acknowledge Raphael for his many contributions and valuable service to our organization since our inception. Raphael’s investment firm, Andera Partners, based in Paris, France, manages over €2 billion in assets and was the lead investor in a number of Axonics’ private financing rounds prior to the Company’s IPO in November 2018. We owe Raphael a debt of gratitude for recognizing the opportunity in Axonics and providing steady Board leadership during our transition to a commercial stage company.”

About Axonics Modulation Technologies, Inc.
Axonics, based in Irvine, Calif., has developed and is commercializing novel implantable SNM devices for patients with urinary and bowel dysfunction. These conditions are caused by a miscommunication between the bladder and the brain and significantly impact quality of life. Overactive bladder affects an estimated 87 million adults in the U.S. and Europe. Another estimated 40 million adults are reported to suffer from fecal incontinence/accidental bowel leakage. SNM therapy has been employed to reduce symptoms and restore pelvic floor function for the past two decades. Reimbursement coverage is well established in the U.S. and Europe. The Axonics System is the first long-lived rechargeable SNM system approved for sale in the world, and the first to gain full-body MRI conditional labeling. For more information, visit the Company’s website at www.axonics.com.

Forward-Looking Statements
Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Words such as “planned,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Axonics filings with the Securities and Exchange Commission, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Axonics undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Axonics Contact:
Neil Bhalodkar
Investor Relations
949-336-5293
ir@axonics.com